EXHIBIT 23.2
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-3 of our reports dated February 4, 2005, relating to the consolidated financial statements of Encore Capital Group, Inc. and the effectiveness of Encore Capital Group, Inc.'s internal control over financial reporting appearing in Encore Capital Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004, included in the 2004 Annual Report on Form 10-K for Triarc Companies, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ BDO SEIDMAN, LLP


Costa Mesa, California
November 18, 2005